Exhibit 99.1

RECORD OPERATING RESULTS FOR FIRST QUARTER 2015

ANNOUNCED BY REALTY INCOME

SAN DIEGO, CALIFORNIA, April 29, 2015....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced record operating results for the first quarter ended March 31, 2015.  All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended March 31, 2015 (as compared to the same quarterly period in 2014):

•                  AFFO per share increased 4.7% to $0.67

•                  Invested $209.9 million in 83 new properties and properties under development or expansion

•                  Increased the monthly dividend in March for the 80th time and for the 70th consecutive quarter

•                  Dividends paid per common share increased 2.6%

•                  Added to the S&P High Yield Dividend Aristocrats® index

•                  In April 2015, added to the S&P 500 index

CEO Comments

“We achieved solid financial results for the quarter with healthy earnings and dividend growth,” said John P. Case, Realty Income’s Chief Executive Officer. “Additionally, our company reached two very significant milestones this year. First, in January, we were recognized for increasing our dividend for 20 consecutive years by being added to the exclusive S&P High Yield Dividend Aristocrats® index. Then, in April, we were added to the S&P 500 index, joining this group of premier, large-cap, publicly traded companies.”

“We issued $379 million of equity during the first four months of the year at an attractive cost to the company. We continue to see an active flow of investment opportunities and believe that our acquisitions for the year will be at the high end of our previous 2015 acquisitions guidance range of $700 million to $1 billion. Subsequent to the first quarter-end, we closed an additional $302 million in acquisitions. We are pleased with our completion of $512 million in acquisitions during the first four months of the year and with the investment opportunities we continue to see in the acquisitions market.”

Financial Results

Revenue

Revenue for the quarter ended March 31, 2015 increased 11.4% to $246.9 million, as compared to $221.6 million for the same quarter in 2014.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended March 31, 2015 was $60.5 million, as compared to $47.2 million for the same quarter in 2014. Net income per share for the quarter ended March 31, 2015 was $0.27, as compared to $0.23 for the same quarter in 2014.

The calculation to determine net income for a real estate company includes impairments and/or gains on property sales. Impairments and/or gains on property sales vary from quarter to quarter. This variance can significantly impact net income and period to period comparisons.

Funds From Operations (FFO) Available to Common Stockholders

FFO for the quarter ended March 31, 2015 increased 13.7% to $152.9 million, as compared to $134.5 million for the same quarter in 2014. FFO per share for the quarter ended March 31, 2015 increased 4.6% to $0.68, as compared to $0.65 for the same quarter in 2014.

Adjusted Funds From Operations (AFFO) Available to Common Stockholders

AFFO for the quarter ended March 31, 2015 increased 14.6% to $152.1 million, as compared to $132.7 million for the same quarter in 2014. AFFO per share for the quarter ended March 31, 2015 increased 4.7% to $0.67, as compared to $0.64 for the same quarter in 2014.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate, reduced by gains on sales of investment properties and extraordinary items. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. See the reconciliation of net income available to common stockholders to FFO and AFFO on page five.

Dividend Information

In March 2015, Realty Income announced the 70th consecutive quarterly dividend increase, which is the 80th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange in 1994. The annualized dividend amount, as of March 31, 2015, was $2.274 per share. The amount of monthly dividends paid per share increased 2.6% to $0.561 in the first quarter of 2015 compared to $0.547 per share for the same period in 2014. Realty Income has a dividend reinvestment and stock purchase program that can be accessed at www.realtyincome.com. The program is administered by Wells Fargo Shareowner Services.

Real Estate Portfolio Update

As of March 31, 2015, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 4,378 properties located in 49 states and Puerto Rico, leased to 236 commercial tenants doing business in 47 industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 10.1 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under 10- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of March 31, 2015, portfolio occupancy was 98.0% with 86 properties available for lease out of a total of 4,378 properties in the portfolio, as compared to 98.3% portfolio occupancy, or 73 properties available for lease, as of March 31, 2014. Economic occupancy, or occupancy as measured by rental revenue, was 99.1% as of March 31, 2015, as compared to 99.0% economic occupancy as of March 31, 2014.

Since December 31, 2014, when the company reported 70 properties available for lease, the company had 64 lease expirations, re-leased 43 properties and sold five vacant properties. Of the 43 properties re-leased during the first quarter of 2015, 30 properties were re-leased to existing tenants, two were re-leased to new tenants without vacancy, and 11 were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $11.7 million, as compared to the previous annual rent of $11.8 million on the same properties, representing a rent recapture rate of 99.2%.

Rent Increases

During the quarter ended March 31, 2015, same store rents on 3,695 properties under lease increased 1.4% to $201.1 million, as compared to $198.4 million for the same quarter in 2014.

Property Acquisitions

During the quarter ended March 31, 2015, Realty Income invested $209.9 million in 83 new properties and properties under development or expansion, located in 24 states. These properties are 100% leased with a weighted average lease term of approximately 15.5 years and an initial average lease yield of 6.9%. The tenants occupying the new properties operate in 12 industries, and the property types consist of 74.2% retail and 25.8% industrial and distribution, based on rental revenue. Approximately 60% of the rental revenue generated from acquisitions during the first quarter of 2015 is from investment grade rated tenants.

Property Dispositions

During the quarter ended March 31, 2015, Realty Income sold 9 properties for $22.3 million, with a gain on sales of $7.2 million, as compared to 11 properties sold for $12.7 million, with a gain on sales of $3.9 million, during the same quarter in 2014.

Liquidity and Capital Markets

Realty Income maintains a $1.5 billion unsecured acquisition credit facility, which is used to fund property acquisitions in the near term. As of March 31, 2015, $1.13 billion was available on the credit facility to fund additional acquisitions.  As of April 29, 2015, we have a borrowing capacity of approximately $1.1 billion available on the credit facility.

Issued 5.5 Million Shares in Common Stock Offering

On April 10, 2015, Realty Income issued 5.5 million common shares.  Net proceeds of $276.3 million were used to repay a portion of borrowings under the company’s acquisition credit facility.

Direct Stock Purchase and Dividend Reinvestment Plan Activities

During the quarter ended March 31, 2015, Realty Income issued 2,023,276 common shares via its Stock Plan, generating gross proceeds of $102.2 million.

2015 Earnings Guidance

FFO per share for 2015 should range from $2.67 to $2.72 per share, an increase of 3.5% to 5.4% over 2014 FFO per share of $2.58. FFO per share for 2015 is based on a net income per share range of $0.99 to $1.04, plus estimated real estate depreciation of $1.77 per share, and reduced by potential estimated gains on sales of investment properties of $0.09 per share (in accordance with NAREIT’s definition of FFO).

AFFO per share for 2015 should range from $2.66 to $2.71 per share, an increase of 3.5% to 5.4% over the 2014 AFFO per share of $2.57. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of the company’s ongoing operating performance.

Additional earnings guidance detail can be found in the company’s supplemental materials available on Realty Income’s corporate website.

Conference Call Information

In conjunction with Realty Income’s quarterly results, the company will host a conference call on April 30, 2015 at 11:30 a.m. PDT to discuss the operating results. To access the conference, dial (888) 417-8516. When prompted, provide the access code: 9762156.

Shareholders may also access a telephone replay of the conference call by calling (888) 203-1112 and entering the access code: 9762156. The telephone replay will be available through May 14, 2015. A live webcast will be available in listen-only mode by clicking on the webcast link at www.realtyincome.com. A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through May 14, 2015. No access code is required for this replay.

Supplemental Materials and Website

Supplemental materials on the first quarter 2015 operating results are available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT and its monthly dividends are supported by the cash flow from over 4,300 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company had paid 537 consecutive monthly dividends throughout its 46-year operating history and increased the dividend 80 times since Realty Income’s public listing in 1994 (NYSE: O). The company is an active buyer of net-leased commercial properties nationwide. Additional information about the company can be obtained from the corporate website at www.realtyincome.com or www.twitter.com/realtyincome.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

AVP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months
	Ended 3/31/15	Ended 3/31/14
REVENUE
Rental	$235,122	$214,122
Tenant reimbursements	9,963	6,427
Other	1,782	1,023

Total revenue	246,867	221,572

EXPENSES
Depreciation and amortization	98,037	89,970
Interest	58,468	51,720
General and administrative	12,862	12,886
Property (including reimbursable)	13,976	10,577
Income taxes	1,074	1,091
Provisions for impairment	2,087	1,683

Total expenses	186,504	167,927

Gain on sales of real estate	7,218	1,271
Income from continuing operations	67,581	54,916
Income from discontinued operations	-	3,077

Net income	67,581	57,993

Net income attributable to noncontrolling interests	(317)	(332)

Net income attributable to the Company	67,264	57,661
Preferred stock dividends	(6,770)	(10,482)

Net income available to common stockholders	$60,494	$47,179

Funds from operations available to common stockholders (FFO)	$152,900	$134,520
Adjusted funds from operations available to common stockholders (AFFO)	$152,121	$132,660

Per share information for common stockholders:
Income from continuing operations, basic and diluted	$0.27	$0.21

Net income, basic and diluted	$0.27	$0.23

FFO, basic and diluted	$0.68	$0.65

AFFO:

Basic	$0.68	$0.64
Diluted	$0.67	$0.64

Cash dividends paid per common share	$0.561	$0.547

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on sales of investment properties and extraordinary items.

	Three Months	Three Months
	Ended 3/31/15	Ended 3/31/14

Net income available to common stockholders	$60,494	$47,179
Depreciation and amortization, continuing operations	98,037	89,970
Depreciation of furniture, fixtures and equipment	(185)	(91)
Provisions for impairment on investment properties, continuing operations	2,087	1,683
Gain on sale of investment properties:
Continuing operations	(7,218)	(1,271)
Discontinued operations	-	(2,607)
FFO adjustments allocable to noncontrolling interests	(315)	(343)

FFO available to common stockholders	$152,900	$134,520

FFO per common share, basic and diluted	$0.68	$0.65
Distributions paid to common stockholders	$126,682	$113,414
FFO in excess of distributions paid to common stockholders	$26,218	$21,106

Weighted average number of common shares used for FFO:
Basic	225,346,407	207,003,950
Diluted	225,508,832	207,007,341

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months
	Ended 3/31/15	Ended 3/31/14

Net income available to common stockholders	$60,494	$47,179
Cumulative adjustments to calculate FFO (1)	92,406	87,341
FFO available to common stockholders	152,900	134,520
Amortization of share-based compensation	2,552	2,697
Amortization of deferred financing costs (2)	1,293	1,076
Amortization of net mortgage premiums	(1,884)	(2,361)
Gain on early extinguishment of mortgage debt	(78)	(24)
Loss on interest rate swaps	1,058	57
Capitalized leasing costs and commissions	(313)	(192)
Capitalized building improvements	(1,032)	(1,177)
Straight-line rent	(4,191)	(3,936)
Amortization of above and below-market leases	1,742	1,994
Other adjustments (3)	74	6
AFFO available to common stockholders	$152,121	$132,660

AFFO per common share:
Basic	$0.68	$0.64
Diluted	$0.67	$0.64
Distributions paid to common stockholders	$126,682	$113,414
AFFO in excess of distributions paid to common stockholders	$25,439	$19,246

Weighted average number of common shares used for AFFO:
Basic	225,346,407	207,003,950
Diluted	225,508,832	207,007,341

(1)                    See FFO calculation above for reconciling items.

(2)                   Includes the amortization of costs incurred and capitalized when our notes were issued in November 2003, March 2005, September 2005, September 2006, September 2007, June 2010, June 2011, October 2012, July 2013, June 2014 and September 2014. Additionally, this includes the amortization of deferred financing costs incurred and capitalized in connection with our assumption of our mortgages payable and the issuance of our term loan. The deferred financing costs are being amortized over the lives of the respective mortgages and term loan. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)                    Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended March 31,	2015	2014	2013	2012	2011

Net income available to common stockholders	$60,494	$47,179	$62,735	$26,071	$29,936
Depreciation and amortization	97,852	89,879	67,201	35,235	26,791
Provisions for impairment on investment properties	2,087	1,683	456	-	200
Gain on sales of investment properties	(7,218)	(3,878)	(38,559)	(611)	(129)
Merger-related costs	-	-	12,030	-	-
FFO adjustments allocable to noncontrolling interests	(315)	(343)	(175)	-	-

FFO	$152,900	$134,520	$103,688	$60,695	$56,798

FFO per diluted share	$0.68	$0.65	$0.60	$0.46	$0.48

AFFO	$152,121	$132,660	$103,972	$66,294	$58,239

AFFO per diluted share	$0.67	$0.64	$0.60	$0.50	$0.49

Cash dividends paid per share	$0.561	$0.547	$0.514	$0.437	$0.433

Weighted average diluted shares outstanding	225,508,832	207,007,341	172,053,880	132,703,954	119,109,044

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2015 and December 31, 2014

(dollars in thousands, except per share data)

	2015	2014
ASSETS	(unaudited)
Real estate, at cost:
Land	$3,081,468	$3,046,372
Buildings and improvements	8,221,599	8,107,199
Total real estate, at cost	11,303,067	11,153,571
Less accumulated depreciation and amortization	(1,459,320)	(1,386,871)
Net real estate held for investment	9,843,747	9,766,700
Real estate held for sale, net	9,394	14,840
Net real estate	9,853,141	9,781,540
Cash and cash equivalents	12,190	3,852
Accounts receivable, net	66,831	64,386
Acquired lease intangible assets, net	1,056,845	1,039,724
Goodwill	15,425	15,470
Other assets, net	87,721	107,650
Total assets	$11,092,153	$11,012,622

LIABILITIES AND EQUITY
Distributions payable	$45,466	$43,675
Accounts payable and accrued expenses	77,594	123,287
Acquired lease intangible liabilities, net	228,191	220,469
Other liabilities	41,404	53,145
Line of credit payable	370,000	223,000
Term loan	70,000	70,000
Mortgages payable, net	799,318	852,575
Notes payable, net	3,785,718	3,785,372
Total liabilities	5,417,691	5,371,523

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share, 69,900,000 shares authorized, 16,350,000 shares issued and outstanding as of March 31, 2015 and December 31, 2014	395,378	395,378
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 227,031,104 shares issued and outstanding as of March 31, 2015 and 224,881,192 shares issued and outstanding at December 31, 2014	6,569,610	6,464,987
Distributions in excess of net income	(1,314,952)	(1,246,964)
Total stockholders’ equity	5,650,036	5,613,401
Noncontrolling interests	24,426	27,698
Total equity	5,674,462	5,641,099
Total liabilities and equity	$11,092,153	$11,012,622

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
Q1 YTD 2015	4.4%	9.3%	3.4%	4.0%	2.4%	0.4%	2.0%	1.0%	1.4%	3.5%

Compound Average Annual Total Return (5)		17.4%		11.5%		10.2%		9.6%		9.5%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)       FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)       Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)       Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)       Price only index, does not include dividends.  Source:  Factset.

(5)       All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through March 31, 2015, and (except for NASDAQ) assuming reinvestment of dividends. Past Performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.